Exhibit 99.2
GIGPEAK, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)

	December 31,
	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$35,757	$30,245
Accounts receivable, net	15,258	10,596
Inventories	13,687	6,880
Prepaid and other current assets	658	580
Total current assets	65,360	48,301
Property and equipment, net	3,840	3,133
Intangible assets, net	26,717	4,530
Goodwill	42,977	12,565
Restricted cash	87	330
Other assets	1,454	251
Total assets	$140,435	$69,110
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,093	$3,659
Accrued compensation	3,166	1,782
Note payable, current	2,898	—
Other current liabilities	2,872	2,219
Total current liabilities	16,029	7,660
Pension liabilities	345	349
Note payable, net of current portion	9,853	—
Other long term liabilities	3,896	912
Total liabilities	30,123	8,921
Commitments and contingencies (Note 8)
Stockholders’ equity:
Preferred stock, $0.001 par value; 1,000,000 shares authorized; no shares issued and outstanding as of December 31, 2016 and 2015, respectively	—	—
Common stock, $0.001 par value; 100,000,000 shares authorized; 68,857,716 and 45,221,397 shares issued and outstanding as of December 31, 2016 and 2015	69	45
Additional paid-in capital	213,557	163,036
Treasury stock, at cost; 1,781,142 and 701,754 shares as of December 31, 2016 and 2015	(4,972)	(2,209)
Accumulated other comprehensive income	440	332
Accumulated deficit	(98,782)	(101,015)
Total stockholders’ equity	110,312	60,189
Total liabilities and stockholders’ equity	$140,435	$69,110
See accompanying Notes to Consolidated Financial Statements

GIGPEAK, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Years Ended December 31,
	2016	2015
Revenue	$58,743	$40,394
Cost of revenue	18,730	14,898
Gross profit	40,013	25,496
Operating expenses:
Research and development	20,314	12,955
Selling, general and administrative	16,336	11,127
Total operating expenses	36,650	24,082
Income from operations	3,363	1,414
Interest expense, net	674	19
Other expense, net	217	76
Income before provision for income taxes	2,472	1,319
Provision for income taxes	239	67
Income from consolidated companies	2,233	1,252
Loss on equity investment	—	3
Net income	$2,233	$1,249
Net income per share—basic	$0.04	$0.03
Net income per share—diluted	$0.04	$0.03
Weighted-average number of shares used in basic net income per share calculations	58,713	36,624
Weighted-average number of shares used in diluted net income per share calculations	61,412	38,114

See accompanying Notes to Consolidated Financial Statements

GIGPEAK, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In thousands)

	Years Ended December 31,
	2016	2015
Net income	$2,233	$1,249
Other comprehensive income, net of tax
Foreign currency translation adjustment	80	32
Change in pension liability in connection with actuarial gain	28	15
Other comprehensive income, net of tax	108	47
Comprehensive income	$2,341	$1,296

See accompanying Notes to Consolidated Financial Statements

GIGPEAK, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(In thousands, except share amounts)

	Common Stock		Treasury Stock
	Shares	Amount	Shares	Amount	Additional Paid-In Capital	Accumulated Other Comprehensive Income	Accumulated Deficit	Total Stockholder's Equity
Balance as of December 31, 2014	33,112,086	$32	701,754	$(2,209)	$143,661	$285	$(102,264)	$39,505
Stock-based compensation	—	—	—	—	3,848	—	—	3,848
Issuance of common stock in connection with exercise of options	226,464	1	—	—	376	—	—	377
Issuance of restricted stock to employees, net of taxes paid related to net share settlement of equity awards	1,239,847	1	—	—	(1,288)	—	—	(1,287)
Issuance of common stock in connection with the public offering, net of issuance costs	10,643,000	11	—	—	16,439	—	—	16,450
Foreign currency translation adjustment, net of tax	—	—	—	—	—	32	—	32
Change in pension liability in connection with actuarial loss, net of tax	—	—	—	—	—	15	—	15
Net income	—	—	—	—	—	—	1,249	1,249
Balance as of December 31, 2015	45,221,397	45	701,754	(2,209)	163,036	332	(101,015)	60,189
Stock-based compensation	—	—	—	—	4,587	—	—	4,587
Issuance of common stock in connection with exercise of options	454,526	—	—	—	727	—	—	727
Issuance of restricted stock to employees, net of taxes paid related to net share settlement of equity awards	1,242,111	2	—	—	(1,721)	—	—	(1,719)
Issuance of common stock in connection with the public offering, net of issuance costs	13,194,643	13	—	—	24,280	—	—	24,293
Issuance of common stock in connection with the private equity placement, net of issuance costs	1,754,385	2	—	—	4,616	—	—	4,618
Issuance of common stock in connection with Magnum acquisition, net of shares returned for net working capital adjustment	6,990,654	7	1,079,388	(2,763)	17,889	—	—	15,133
Incremental fair value of warrants modified in connection with SVB credit facilities	—	—	—	—	143	—	—	143
Foreign currency translation adjustment, net of tax	—	—	—	—	—	80	—	80
Change in pension liability in connection with actuarial loss, net of tax	—	—	—	—	—	28	—	28
Net income	—	—	—	—	—	—	2,233	2,233
Balance as of December 31, 2016	68,857,716	$69	1,781,142	$(4,972)	$213,557	$440	$(98,782)	$110,312
See accompanying Notes to Consolidated Financial Statements

GIGPEAK, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Years Ended December 31,
	2016	2015
Cash flows from operating activities:
Net income	$2,233	$1,249
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,152	3,595
Stock-based compensation	4,587	3,848
Change in fair value of warrants	(30)	31
Amortization of debt discount	94	—
Loss on equity investment	—	3
Provision for doubtful accounts	19	14
Changes in operating assets and liabilities:
Accounts receivable	(3,635)	(2,655)
Inventories	(5,055)	(1,741)
Prepaid and other current assets	(740)	(1,238)
Other assets	8	(51)
Accounts payable	2,236	(135)
Accrued compensation	183	1,023
Other current liabilities	(2,525)	(1,051)
Other long-term liabilities	(273)	65
Net cash provided by operating activities	3,254	2,957
Cash flows from investing activities:
Acquisition, net of cash acquired	(35,443)	(4,425)
Purchases of long-term investment	(1,200)	—
Purchases of property and equipment	(2,139)	(2,106)
Change in restricted cash	241	(213)
Net cash used in investing activities	(38,541)	(6,744)
Cash flows from financing activities:
Proceeds from public offering of stock, net of issuance costs	24,273	16,450
Proceeds from revolving loan	7,100	—
Proceeds from term loan, net of issuance costs	14,800	—
Proceeds from private offering of stock, net of issuance costs	4,618	—
Proceeds from exercise of stock options	727	377
Taxes paid related to net share settlement of equity awards	(1,719)	(1,287)
Repayments on term loan	(2,000)	—
Repayments on revolving loan	(7,100)	—
Repayments on capital lease	(20)	(4)
Net cash provided by financing activities	40,679	15,536
Effect of exchange rates on cash and cash equivalents	120	58
Net increase in cash and cash equivalents	5,512	11,807
Cash and cash equivalents at beginning of year	30,245	18,438
Cash and cash equivalents at end of year	$35,757	$30,245
Supplemental disclosure of cash flow information:
Interest paid	$654	$23
Taxes paid	$117	$15

Supplemental disclosure of non-cash investing and financing information:
Issuance of common stock in conjunction with acquisition	$15,133	$—
Purchase of property and equipment included in accounts payable	$632	$625
Offering costs included in accounts payable and other current liabilities	$12	$32
Incremental fair value of warrants modified in connection with SVB credit facilities	$143	$—

See accompanying Notes to Consolidated Financial Statements

GIGPEAK, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—ORGANIZATION AND BASIS OF PRESENTATION

Organization

GigPeak, Inc. (“GigPeak” or the “Company”), formerly known as GigOptix, Inc. until the second quarter of 2016, is a leading innovator of semiconductor integrated circuits (“ICs”) and software solutions for high-speed connectivity and high-quality video compression. The Company’s focus is to develop and deliver products that enable lower power consumption, higher quality information video content and faster data connectivity, more efficient use of network infrastructure and broader connectivity to the Cloud, reducing the total cost of ownership for the network’s operators. GigPeak addresses both the speed of data transmission and the amount of bandwidth the data consumes within the network, while enhancing the streamed and broadcasted content quality, and its products also help to improve the efficiency of various Cloud-connected enterprise applications. The GigPeak product portfolio provides flexibility to support on-going changes in the connectivity that customers and markets require by deploying a wider offering of solutions from various kinds of semiconductor materials, ICs and Multi-Chip-Modules (“MCMs”), through cost-effective application-specific-integrated-circuits (“ASICs”) and system-on-chips (“SoCs”), and into full software programmable open-platform offerings.

The Company was formed as a Delaware corporation in March 2008 in order to facilitate a combination between GigOptix LLC and Lumera Corporation (“Lumera”). Since inception, the Company has expanded its customer base through its sales and marketing activities, and by acquiring and integrating eight (8) companies with complementary and synergistic products and customers. GigPeak established a worldwide direct sales force which is supported by a number of channel representatives and distributors that sell its products throughout North America, Europe and Asia.

On February 13, 2017, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Integrated Device Technology, Inc. (“IDT”) and IDT’s Wholly-owned subsidiary Glider Merger sub, Inc. (the “Purchaser”), Pursuant to the terms of the Merger Agreement, Purchaser made a tender offer to acquire all of the outstanding shares of the Company’s common and associated  purchase rights for the Company’s Series A Junior Preferred Stock, (the “Shares”) on March 7, 2017 (the “Offer”). The Offer is scheduled to expire one minute following 11:59 P.M. (12:00 midnight ) New York Time, on Monday April 3, 2017, unless the Offer is extended or terminated. See Note 14- Subsequent Events.

Basis of Presentation

The Company’s fiscal year ends on December 31.  The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) requires management to make estimates, judgments and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reported periods. Such estimates include, but are not limited to, allowances for doubtful accounts, reserves for stock rotation rights, warranty accrual, inventory write-downs, fair value of acquired intangible assets and goodwill, assumptions used in the valuation of stock-based awards and common stock warrants, valuation of deferred taxes and contingencies. Actual results could differ from these estimates.

Certain Significant Risks and Uncertainties

The Company operates in a dynamic industry and, accordingly, its business can be affected by a variety of factors. For example, changes in any of the following areas could have a negative effect in terms of its future financial position, results of operations or cash flows: a downturn in the overall semiconductor industry or communications semiconductor market; regulatory changes; fundamental changes in the technology underlying telecom products or incorporated in customers’ products; market acceptance of its products under development; litigation or other claims against the Company; litigation or other claims made by the Company; the hiring, training and retention of key employees; integration of businesses acquired; successful and timely completion of product development efforts; and new product introductions by competitors.

Fair Value of Financial Instruments

The Company’s financial instruments consist primarily of cash and cash equivalents, accounts receivable, accounts payable, accrued compensation, other accrued liabilities, common stock warrant liability, term loan and capital lease obligations.

The Company regularly reviews its investment portfolio to identify and evaluate investments that have indications of possible impairment. Factors considered in determining whether a loss is temporary include: the length of time and extent to which fair value has been lower than the cost basis; the financial condition, credit quality and near-term prospects of the investee; and whether it is more likely than not that the Company will be required to sell the security prior to any anticipated recovery in fair value. When there is no readily available market data, fair value estimates may be made by the Company, which may not necessarily represent the amounts that could be realized in a current or future sale of these assets.

Revenue Recognition

The Company’s revenue is mainly derived from the following sources: (i) product revenue, which includes hardware, software and perpetual software license revenue; (ii) services revenue, which include post contract support (“PCS”), professional services, and training; (iii) royalty revenue based on the number of ICs the customers sold during a particular period by the agreed-upon royalty rate; and (iv) engineering project revenues associated with product development, non-recurring engineering projects (“NRE”).

Revenue from sales of optical communication drivers and receivers and multi-chip modules, broadcasting SoCs for video broadcasting, distribution and contribution applications, networking ICs and MCMs for high-speed information streaming, and other hardware and software products is recognized when persuasive evidence of a sales arrangement exists, transfer of title occurs, the sales price is fixed or determinable and collection of the resulting receivable is reasonably assured. The Company generally provides a standard product warranty on its products and warranty reserves are made at the time revenue is recorded. See Note 8-Commitments and Contingencies for further detail related to the warranty reserve.

Customer purchase orders are generally used to determine the existence of an arrangement. Transfer of title and risk of ownership occur based on defined terms in customer purchase orders, and generally pass to the customer upon shipment, at which point goods are delivered to a carrier. There are no formal customer acceptance terms or further obligations, outside of a standard product warranty. The Company assesses whether the sales price is fixed or determinable based on the payment terms associated with the transaction. Collectibility is assessed based primarily on the credit worthiness of the customer as determined through ongoing credit evaluations of the customer’s financial condition as well as consideration of the customer’s payment history.

The Company sells some products to distributors at the price listed in its price book for that distributor. Certain of the Company’s distributor agreements provide for semi-annual stock rotation privileges of 5% to 10% of net sales for the previous six-month period. At the time of sale, the Company records a sales reserve against revenues for stock rotations approved by management. Each month the Company adjusts the sales reserve for the estimated stock rotation privilege anticipated to be utilized by the distributors. When the distributors pay the Company’s invoices, they may claim stock rotations when appropriate. Once claimed, the Company processes the requests against the prior authorizations and reduces the reserve previously established for that customer. As of December 31, 2016, and 2015, the reserve for stock rotations was $283,000 and $490,000, respectively, and is recorded in other current liabilities in the consolidated balance sheets.

The Company records transaction-based taxes including, but not limited to, sales, use, value added, and excise taxes, on a net basis in its consolidated statements of operations.

Service revenue includes customer support services, primarily software maintenance contract services and professional services. Revenue from service contracts is recognized ratably over the contract term, generally ranging from one to three years. Professional services, such as training services, are offered under time and material or fixed-fee contracts. Professional services revenue is recognized as services are performed.

The Company recognizes royalty revenue based on reports received from customers during the quarter, assuming that all other revenue recognition criteria are met. The customers generally report shipment information typically within 45 days following the end of their respective quarters. If there is a reliable basis on which the Company can estimate its royalty revenues prior to obtaining the customers’ reports, the Company will recognize royalty revenues in the quarter in which they are earned. If there is not a reliable basis for estimating royalties, the Company will recognize revenue in the following quarter when the shipment report is received.

The Company also enters in to product development arrangements with certain customers. In general, NRE projects require complex technology development and achievement of the development milestones is dependent on the Company’s performance. The milestone payment is generally commensurate with the Company’s effort or the value of the deliverable and is nonrefundable. Although development milestones are typically accepted by the customers, the Company does not have certainty about its ability to achieve these milestones. As such, revenue from product development arrangements are recorded when development milestones are achieved. These revenues are typically recorded at 100% gross margin because the costs associated with NRE projects are recorded in research and development as expenses are incurred. The development efforts related to NRE projects generally benefit the Company’s overall product development programs beyond the specific project requested by its customers.

Deferred Revenue

Deferred revenue primarily represents PCS contracts billed in advance but yet to be recognized. The current portion of deferred revenue represents the amounts that are expected to be recognized as revenue within one year of the balance sheet date. As of December 31, 2016, the current portion of deferred revenue of $928,000 is included in other current liabilities and the noncurrent portion of deferred revenue of $2.3 million is included in other long-term liabilities in the consolidated balance sheets. As of December 31, 2015, there was no deferred revenue.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are recorded at the invoiced amount and are not interest bearing. The Company maintains an allowance for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. The Company makes ongoing assumptions relating to the collectibility of its accounts receivable in its calculation of the allowance for doubtful accounts. In determining the amount of the allowance, the Company makes judgments about the creditworthiness of customers based on ongoing credit evaluations and assesses current economic trends affecting its customers that might impact the level of credit losses in the future and result in different rates of bad debts than previously seen. The Company also considers its historical level of credit losses. As of December 31, 2016, the Company’s accounts receivable balance was $15.3 million, which was net of an allowance for doubtful accounts of $77,000. As of December 31, 2015, the Company’s accounts receivable balance was $10.6 million, which was net of an allowance for doubtful accounts of $63,000.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of 90 days or less at the date of purchase to be cash equivalents. Cash and cash equivalents are maintained at various financial institutions.

Restricted Cash

Restricted cash as of December 31, 2016 was $87,000 which includes $36,000 in government subsidy funding for GTK which is primarily subject to withdrawal restrictions to government-sponsored research and development projects and other activities, and a $51,000  security deposit held in an escrow account related to the Company’s facility lease in Zurich, Switzerland.  Restricted cash as of December 31, 2015 was $330,000 which includes $278,000 in government subsidy funding for GTK, which is primarily subject to withdrawal restrictions to government-sponsored research and development projects and other activities, and a $53,000 security deposit held in an escrow account related to the Company’s facility lease in Zurich, Switzerland.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash, cash equivalents, and accounts receivable. The Company maintains cash and cash equivalents with various financial institutions that management believes to be of high credit quality. At any time, amounts held at any single financial institution may exceed federally insured limits. The Company believes that the concentration of credit risk in its accounts receivable is substantially mitigated by its credit evaluation process, relatively short collection terms and the high level of credit worthiness of its customers. The Company performs ongoing credit evaluations of its customers’ financial condition and limits the amount of credit extended when deemed necessary but generally requires no collateral.

As of December 31, 2016, two customers accounted for 16% and 16% of total accounts receivable. As of December 31, 2015 five customers accounted for 20%, 19%, 13%, 12% and 11% of total accounts receivable.

For the year ended December 31, 2016, no customer accounted for 10% or more of total revenue. For the year ended December 31, 2015, four customers accounted for 23%, 16%, 11% and 10% of total revenue.

Concentration of Supply Risk

The Company relies on third parties to manufacture its products, and depends on them for the supply and quality of its products. Quality or performance failures of the Company’s products or changes in its manufacturers’ financial or business condition could disrupt the Company’s ability to supply quality products to its customers and thereby have a material and adverse effect on its business and operating results. Some of the components and technologies used in the Company’s products are purchased and licensed from a single source or a limited number of sources. The loss of any of these suppliers may cause the Company to incur additional transition costs, result in delays in the manufacturing and delivery of its products, or cause it to carry excess or obsolete inventory or redesign its products. The Company relies on a third party for the fulfillment of its customer orders, and the failure of this third party to perform could have an adverse effect upon the Company’s reputation and its ability to distribute its products, which could adversely affect the Company’s business.

Inventories

Inventories are stated at the lower of standard cost, which approximates actual cost on a first-in, first-out basis, or market (net realizable value). Cost includes labor, material and overhead costs. Determining fair market value of inventories involves numerous judgments, including projecting average selling prices and sales volumes for future periods and costs to complete products in work-in-process inventories. As a result of this analysis, when fair market values are below costs, the Company records a charge to cost of revenue in advance of when the inventory is scrapped or sold.

The Company evaluates its ending inventories for excess quantities and obsolescence on a quarterly basis. This evaluation includes analysis of historical and forecasted sales levels by product against inventories on-hand. Inventories on-hand in excess of estimated future demand are reviewed by management to determine if a write-down is required. In addition, the Company writes-off inventories that are considered obsolete. Obsolescence is determined from several factors, including competitiveness of product offerings, market conditions and product life cycles when determining obsolescence. Excess and obsolete inventories are charged to cost of revenue and a new, lower-cost basis for that inventory is established and subsequent changes in facts and circumstances do not result in the restoration or increase in that newly established cost basis.

The Company’s inventories include high-technology parts that may be subject to rapid technological obsolescence and which are sold in a highly competitive industry. If actual product demand or selling prices are less favorable than forecasted amounts, the Company may be required to take additional inventory write-downs.

Property and Equipment, net

Property and equipment, including leasehold improvements, are recorded at cost and depreciated using the straight-line method over their estimated useful lives, ranging from one to seven years. Leasehold improvements and assets acquired under capital leases are depreciated over the shorter of their estimated useful lives or the remaining lease term of the respective assets. Repairs and maintenance costs are charged to expenses as incurred.

Business Combination

The Company applied the purchase method of accounting to its acquisitions. Under this method, all assets acquired and liabilities assumed are recorded at their respective fair values at the date of the completion of the transaction. Determining the fair value of assets acquired and liabilities assumed requires management’s judgment and often involves the use of significant estimates and assumptions, including assumptions with respect to future cash inflows and outflows, discount rates, intangibles and other asset lives, among other items. Fair value is defined as the price that would be received in a sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price). Market participants are assumed to be buyers and sellers in the principal (most advantageous) market for the asset or liability. Additionally, fair value measurements for an asset assume the highest and best use of that asset by market participants. As a result, the Company may have been required to value the acquired assets at fair value measurements that do not reflect its intended use of those assets. Use of different estimates and judgments could yield different results. Any excess of the purchase price over the fair value of the net assets acquired is recognized as goodwill.

The accounting for the acquisition of Magnum Semiconductor, Inc. (“Magnum”) is based on currently available information. Although the Company believes that the assumptions and estimates made are reasonable and appropriate, they are based in part on historical experience and information that may be obtained from management of the acquired company and are inherently uncertain. Unanticipated events and circumstances may occur that may affect the accuracy or validity of such assumptions, estimates, or actual results. As a result, during the measurement period, which may be up to one year from the acquisition date, the Company may record adjustments to the assets acquired and liabilities assumed with the corresponding offset to goodwill. Upon the conclusion of the measurement period or final determination of the values of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments will be recorded in the Company’s consolidated statements of operations.

Long-lived Assets and Intangible Assets, net

Long-lived assets include equipment, furniture and fixtures, licenses, leasehold improvements, semiconductor masks used in production and intangible assets. When events or changes in circumstances indicate that the carrying amount of long-lived assets may not be recoverable, the Company tests for recoverability by comparing the estimate of undiscounted cash flows to be generated by the assets against the assets’ carrying amount. If the carrying value exceeds the estimated future cash flows, the assets are considered to be impaired. The amount of impairment equals the difference between the carrying amount of the assets and their fair value. Factors the Company considers important that could trigger an impairment review include continued operating losses, significant negative industry trends, significant underutilization of the assets and significant changes in how it plans to use the assets.

Finite-lived intangible assets resulting from business acquisitions or technology licenses are amortized on a straight-line basis over their estimated economic lives of six to seven years for developed technology, acquired in business combinations;  sixteen years for patents acquired in business combinations, based on the term of the patent or the estimated useful life, whichever is shorter;  one year for order backlog, acquired in business combinations;  ten years for trade name, acquired in business combinations; and six to eight years for customer relationships, acquired in business combinations. The assigned useful lives are consistent with the Company’s historical experience with similar technology and other intangible assets owned by the Company.

In-process research and development (“IPR&D”) is recorded at fair value as of the date of acquisition as an indefinite-lived intangible asset until the completion or abandonment of the associated research and development efforts or impairment. Upon completion of development, acquired in-process research and development assets are transferred to finite-lived intangible assets and amortized over their useful lives. The Company reviews indefinite-lived intangible assets for impairment on an annual basis in conjunction with goodwill or whenever events or changes in circumstances indicate the carrying value may not be recoverable.

Goodwill

Goodwill is recorded when the purchase price of an acquisition exceeds the fair value of the net purchased tangible and intangible assets acquired and is carried at cost. Goodwill is not amortized, but is reviewed annually for impairment. The Company performs its annual goodwill impairment analysis in the fourth quarter of each year or more frequently if it believes indicators of impairment exist. Factors that it considers important which could trigger an impairment review include the following:

•	significant underperformance relative to historical or projected future operating results;

•	significant adverse change in the extent or manner in which a long-lived asset is being used or in its physical condition;

•	significant negative industry or economic trends; and

•	significant decline in the Company’s market capitalization.

When evaluating goodwill for impairment, the Company may initially perform a qualitative assessment which includes a review and analysis of certain quantitative factors to estimate if a reporting units’ fair value significantly exceeds its carrying value. When the estimate of a reporting unit’s fair value appears more likely than not to be less than its carrying value based on this qualitative assessment, the Company continues to the first step of a two-step impairment test. The first step requires a comparison of the fair value of the reporting unit to its net book value, including goodwill. The fair value of the reporting units is determined based on a weighting of income and market approaches. Under the income approach, the Company calculates the fair value of a reporting unit based on the present value of estimated future cash flows. Under the market approach, the Company estimates the fair value based on market multiples of revenue or earnings for comparable companies. Determining the fair value of a reporting unit is judgmental in nature and involves the use of significant estimates and assumptions. These estimates and assumptions include revenue growth rates and operating margins used to calculate projected future cash flows, risk-adjusted discount rates, and future economic and market conditions and determination of appropriate market comparables. The Company bases these fair value estimates on reasonable assumptions but that are unpredictable and inherently uncertain. Actual future results may differ from those estimates. A potential impairment exists if the fair value of the reporting unit is lower than its net book value. The second step of the process is only performed if a potential impairment exists, and it involves determining the difference between the fair values of the reporting unit’s net assets, other than goodwill, and the fair value of the reporting unit, and, if the difference is less than the net book value of goodwill, an impairment charge is recorded. In the event that the Company determines that the value of goodwill has become impaired, it will record a charge for the amount of impairment during the fiscal quarter in which the determination is made.  The Company operates in one reporting unit.  The Company conducted its 2016 annual goodwill impairment analysis in the fourth quarter of 2016 and no goodwill impairment was indicated.

Pension Liabilities

The Company maintains a defined benefit pension plan covering minimum requirements according to Swiss law for its Zurich, Switzerland employees. The Company recognizes the funded status of its defined benefit pension plan on its consolidated balance sheets and changes in the funded status are reflected in accumulated other comprehensive income, net of tax, a component of stockholders’ equity.

Net periodic pension costs are calculated based upon a number of actuarial assumptions, including a discount rate for plan obligations, assumed rate of return on pension plan assets and assumed rate of compensation increases for plan employees. All of these assumptions are based upon management’s judgment, considering all known trends and uncertainties. Actual results that differ from these assumptions would impact the future expense recognition and cash funding requirements of its pension plans.

Foreign Currency

The financial position and results of operations of the Company’s foreign subsidiaries are measured using the local currency as their functional currency. Accordingly, all assets and liabilities for these subsidiaries are translated into U.S. dollars at the current exchange rates as of the respective balance sheet date. Revenue and expense items are translated at the average exchange rates prevailing during the period. Cumulative gains and losses from the translation of these subsidiaries’ financial statements are reported as a separate component of accumulated other comprehensive income, net of tax, a component of stockholders’ equity. The Company records foreign currency transaction gains and losses, realized and unrealized, in other expense, net in the consolidated statements of operations. The Company recorded approximately $80,000 and $32,000 of net transaction loss in 2016 and 2015, respectively.

Product Warranty

The Company’s products typically carry a standard warranty period of approximately one year which provides for the repair, rework or replacement of products (at its option) that fail to perform within stated specification. The Company provides for the estimated cost to repair or replace the product at the time of sale. The warranty accrual is estimated based on historical claims and assumes that it will replace products subject to claims.

Shipping Costs

The Company charges shipping costs to cost of revenue as incurred.

Research and Development Expense

Research and development expenses are expensed as incurred. Research and development expense consists primarily of salaries and related expenses for research and development personnel, consulting and engineering design, non-capitalized tools and equipment, engineering related semiconductor masks, depreciation for equipment, engineering expenses paid to outside technology development suppliers, allocated facilities costs and expenses related to stock-based compensation.

Advertising Expense

Advertising costs are expensed as incurred. Advertising expenses, which are recorded in selling, general and administrative expenses, were $5,000 for the year ended December 31, 2016. The Company had no advertising expenses for the year ended December 31, 2015.

Stock-Based Compensation

Stock-based compensation for employees is measured at the date of grant, based on the fair value of the award. For options, the Company amortizes the compensation costs on a straight-line basis over the requisite service period of the option, which is generally the option vesting term of four years. For restricted stock units (“RSUs”), the Company amortizes the compensation costs on a straight-line basis over the requisite service period of the RSU grant, which is generally the vesting term of one to four years. The benefits of tax deductions in excess of recognized compensation expense are reported as a financing cash flows on the consolidated statement of cash flows. All of the stock-based compensation is accounted for as equity instruments.

For options, the Company uses the Black-Scholes option-pricing model to measure the fair value of its stock-based awards utilizing various assumptions with respect to expected holding period, risk-free interest rates, stock price volatility and dividend yield.

For RSUs, stock-based compensation is based on the fair value of the Company’s common stock at the grant date.

Management estimates expected forfeitures and records the stock-based compensation expense only for those equity awards expected to vest. When estimating forfeitures, the Company considers voluntary termination behavior as well as an analysis of actual option forfeitures. Forfeitures are required to be estimated at the time of grant and revised if necessary in subsequent periods if actual forfeitures or vesting differ from those estimates. Such revisions could have a material effect on its operating results. The assumptions the Company uses in the valuation model are based on subjective future expectations combined with management judgment. If any of the assumptions used in the Black-Scholes option-pricing model changes significantly, stock-based compensation for future awards may differ materially compared to the awards granted previously.

Warrants

Warrants issued as equity awards are recorded based on the estimated fair value of the awards at the grant date. The Company uses the Black-Scholes option-pricing model to measure the fair value of its equity warrant awards utilizing various assumptions with respect to expected holding period, risk-free interest rates, stock price volatility and dividend yield.

Warrants with certain features, including down-round protection, are recorded as liability awards.  These warrants are valued using a Black-Scholes option-pricing model which requires various assumptions with respect to expected holding period, risk-free interest rates, stock price volatility and dividend yield.  The warrants are re-measured each reporting period, and the change in the fair value of the liability is recorded as other expense, net, on the consolidated statements of operations until the warrant is exercised or cancelled.

Net Income per Share

Basic net income per share is computed using the weighted-average number of common shares outstanding. Diluted net income per share is computed using the weighted-average number of common shares outstanding and potentially dilutive common shares outstanding during the periods. The dilutive effect of outstanding stock options, warrants, and RSUs is reflected in diluted earnings per share by application of the treasury stock method. For purposes of the diluted earnings per share calculation, RSUs, stock options to purchase common stock and warrants to purchase common stock are considered to be dilutive securities.

Income Taxes

The provision for income taxes is determined using the asset and liability approach of accounting for income taxes. Under this approach, deferred taxes represent the future tax consequences expected to occur when the reported amounts of assets and liabilities are recovered or paid. The provision for income taxes represents income taxes paid or payable for the current year plus the change in deferred taxes during the year. Deferred taxes result from differences between the financial and tax basis of the Company’s assets and liabilities and are adjusted for changes in tax rates and tax laws when changes are enacted. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized.

The Company must assess the likelihood that the Company’s deferred tax assets will be recovered from future taxable income, and to the extent the Company believes that recovery is not likely, the Company establishes a valuation allowance. Management judgment is required in determining the Company’s provision for income taxes, deferred tax assets and liabilities, and any valuation allowance recorded against the net deferred tax assets. The Company recorded a full valuation allowance as of December 31, 2016 and 2015. Based on the available evidence, the Company believes, it is more likely than not that it will not be able to utilize its deferred tax assets in the future. The Company intends to maintain valuation allowances until sufficient evidence exists to support the reversal of such valuation allowances. The Company makes estimates and judgments about its future taxable income that are based on assumptions that are consistent with its plans. Should the actual amounts differ from the Company’s estimates, the carrying value of the Company’s deferred tax assets could be materially impacted.

The Company recognizes in the financial statements the impact of a tax position, if that position is more likely than not of being sustained on audit, based on the technical merits of the position. The Company’s policy is to recognize interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense. The Company does not believe there are any tax positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will significantly increase or decrease within 12 months of the reporting date.

Comprehensive Income

Comprehensive income is comprised of two components: net income and other comprehensive income. Other comprehensive income refers to revenues, expenses, gains and losses that under US GAAP are recorded as an element of stockholders’ equity, but are excluded from net income. Accumulated other comprehensive income in the accompanying consolidated balance sheets includes foreign currency translation adjustments arising from the consolidation of the Company’s foreign subsidiaries and its changes in pension liabilities. Comprehensive income is presented net of income tax and the tax impact is immaterial.

The components of accumulated other comprehensive income were as follows (in thousands):

	December 31,
	2016	2015
Accumulated comprehensive income:
Foreign currency translation adjustment, net of tax	$410	$330
Change in pension liability in connection with actuarial gain, net of tax	30	2
Total accumulated other comprehensive income	$440	$332
Recent Accounting Pronouncements

In January 2017, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2017-01, Business Combinations (Topic 805) to clarify the definition of a business to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses.  The guidance is effective for fiscal years beginning after December 15, 2017 including interim periods within those fiscal years.  Early adoption is permitted under certain circumstances.   The Company is currently evaluating the impact of the adoption of this standard.

In January 2017, the FASB issued ASU No. 2017-04, Intangibles - Goodwill and Other (Topic 350).  ASU 2017-04 simplifies how an entity is required to test goodwill for impairment by eliminating the Step 2 from the goodwill impairment test. Step 2 measures goodwill impairment loss by comparing the implied fair value of a reporting unit's goodwill with the carrying amount of that goodwill. Under the amendments in ASU No. 2017-04, an entity should perform its annual or interim goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount and recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit's fair value; however, that loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. ASU No. 2017-04 also requires an entity to consider income tax effects from any tax deductible goodwill on the carrying amount of the reporting unit when measuring the goodwill impairment loss, if applicable. The guidance is effective for annual or interim goodwill impairment tests in fiscal years beginning after December 15, 2019 including interim periods within those fiscal years.  Early adoption is permitted.   The Company is currently evaluating the impact of the adoption of this standard.

In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash, which requires that a statement of cash flows explain the change during the period in the total cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Therefore, amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning and ending balances shown on the statement of cash flows. ASU No. 2016-18 is effective for interim and annual reporting periods beginning after December 15, 2017. The Company is currently evaluating the impact of the adoption of this standard.

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. ASU No. 2016-15 eliminates the diversity in practice related to the classification of certain cash receipts and payments for debt prepayment or extinguishment costs, the maturing of a zero coupon bond, the settlement of contingent liabilities arising from a business combination, proceeds from insurance settlements, distributions from certain equity method investees and beneficial interests obtained in a financial asset securitization. ASU No. 2016-15 designates the appropriate cash flow classification, including requirements to allocate certain components of these cash receipts and payments among operating, investing and financing activities. The retrospective transition method, requiring adjustment to all comparative periods presented, is required unless it is impracticable for some of the amendments, in which case those amendments would be prospectively as of the earliest date practicable. ASU No. 2016-15 is effective for interim and annual reporting periods beginning after December 15, 2017. The Company is currently evaluating the impact of the adoption of this standard.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which requires entities to use a current expected credit loss (“CECL”) model which is a new impairment model based on expected losses rather than incurred losses. Under this model an entity would recognize an impairment allowance equal to its current estimate of all contractual cash flows that the entity does not expect to collect from financial assets measured at amortized cost. The entity’s estimate would consider relevant information about past events, current conditions, and reasonable and supportable forecasts, which will result in recognition of lifetime expected credit losses upon loan origination. ASU 2016-13 is effective for interim and annual reporting periods beginning after December 15, 2019, with early adoption permitted for annual reporting periods beginning after December 15, 2018. The Company is currently evaluating the impact of the adoption of this standard.

In March 2016, the FASB issued ASU No. 2016-08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (Reporting Revenue Gross versus Net) which clarified the revenue recognition implementation guidance on principal versus agent considerations. In April 2016, the FASB issued ASU No. 2016-10, Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing which clarified the revenue recognition guidance regarding the identification of performance obligations and the licensing implementation. In May 2016, the FASB issued ASU No. 2016-12, Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients which narrowly amended the revenue recognition guidance regarding collectibility, noncash consideration, presentation of sales tax and transition. ASU No. 2016-08, ASU No. 2016-10 and ASU No. 2016-12 are effective during the same period as ASU No. 2014-09, Revenue from Contracts with Customers, which is effective for annual reporting period beginning after December 15, 2017, with the option to adopt one year earlier. The Company is currently evaluating the impact of the adoption of these standards.

In March 2016, the FASB issued ASU No. 2016-09, Compensation - Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting. The standard identifies areas for simplification involving several aspects of accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, an option to recognize gross stock compensation expense with actual forfeitures recognized as they occur, as well as certain classifications on the statement of cash flows. ASU No. 2016-09 is effective for interim and annual reporting periods beginning after December 15, 2016, with early adoption permitted. The Company plans to adopt this standard beginning in 2017. The Company does not expect the adoption of this ASU to have a material impact on its financial position and results of operations due to the full valuation allowance on the deferred tax asset. Upon adoption, the Company will increase its deferred tax asset with respect to net operating loss carryforwards related to excess tax benefits, with an equal offsetting increase to its valuation allowance. As such, the Company does not believe that a cumulative effect adjustment will be recorded in the year of adoption.

In March 2016, the FASB issued ASU No. 2016-07, Investments-Equity Method and Joint Ventures (Topic 323): Simplifying the Transition to the Equity Method of Accounting. This guidance eliminates the requirement that when an investment qualifies for use of the equity method as a result of an increase in the level of ownership interest or degree of influence, an investor must adjust the investment, results of operations, and retained earnings retroactively on a step-by step basis as if the equity method had been in effect during all previous periods that the investment had been held. ASU No. 2016-07 is effective for interim and annual reporting periods beginning after December 15, 2016. The Company plans to adopt this standard beginning in 2017 and the Company does not expect the adoption will have a material impact on its consolidated financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), which supersedes Topic 840, Leases. The guidance in this new standard requires lessees to recognize assets and liabilities arising from operating leases on the balance sheet. For operating leases, a lessee is required to recognize a right-of-use asset and a lease liability, initially measured at the present value of the lease payments, in the statement of financial position, to recognize a single lease cost, calculated so that the cost of the lease is allocated over the lease term on a generally straight-line basis, and to classify all cash payments within operating activities in the statement of cash flows. ASU No. 2016-02 is effective for interim and annual reporting periods beginning after December 15, 2018. The Company is currently evaluating the impact of the adoption of this standard.

In July 2015, the FASB issued ASU No. 2015-11, Inventory (Topic 330): Simplifying the Measurement of Inventory applicable to inventory that is measured using first-in, first-out (FIFO) or average cost. An entity should measure inventory at the lower of cost and net realizable value. Net realizable value is the estimated selling price in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. ASU No. 2015-11 is effective for annual reporting periods beginning after December 15, 2016 and early adoption is permitted. The Company plans to adopt this standard beginning in 2017 and the Company does not expect the adoption will have a material impact on its consolidated financial statements.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), which supersedes the revenue recognition requirements in Accounting Standards Codification 605, Revenue Recognition. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. An entity should disclose sufficient information to enable users of financial statements to understand the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. In August 2015, the FASB issued an amendment to defer the effective date of this accounting standard for all entities by one year, to annual reporting periods beginning after December 15, 2017 and early adoption is not permitted. The Company does not expect the adoption will have a material impact on its consolidated financial statements.

NOTE 2-BALANCE SHEET COMPONENTS

Accounts Receivable, net

Accounts receivable, net, consisted of the following (in thousands):

	December 31,
	2016	2015
Accounts receivable	$15,335	$10,659
Allowance for doubtful accounts	(77)	(63)
Total accounts receivable, net	$15,258	$10,596

Inventories

Inventories consisted of the following (in thousands):

	December 31,
	2016	2015
Raw materials	$5,532	$2,379
Work in process	4,816	2,710
Finished goods	3,339	1,791
Total inventory	$13,687	$6,880

Property and Equipment, net

Property and equipment, net consisted of the following (in thousands, except depreciable life):

	Life	December 31,
	(In Years)	2016	2015
Network and laboratory equipment	3 - 5	$15,582	$13,520
Computer software and equipment	2 - 3	4,320	4,207
Furniture and fixtures	3 - 7	186	165
Office equipment	3 - 5	142	142
Leasehold improvements	1 - 5	382	316
		20,612	18,350
Accumulated depreciation and amortization		(16,772)	(15,217)
Property and equipment, net		$3,840	$3,133
Depreciation and amortization expense related to property and equipment was $1.6 million and $1.5 million for the years ended December 31, 2016 and 2015, respectively.

In addition to the property and equipment above, the Company has prepaid licenses. For the years ended December 31, 2016 and 2015, amortization related to these prepaid licenses was $1.7 million and $1.1 million, respectively.

Other Current Liabilities

Other current liabilities consisted of the following (in thousands):

	December 31,
	2016	2015
Deferred revenue	$928	$—
Warranty liability	417	325
Customer deposits	326	342
Sales return reserve	283	490
Amounts billed to the U.S. government in excess of approved rates	191	191
Other	727	871
Total other current liabilities	$2,872	$2,219

Other Long-Term liabilities

Other long-term liabilities consisted of the following (in thousands):

	December 31,
	2016	2015
Deferred revenue	$2,337	$—
Deferred tax liabilities	355	318
Income taxes payable for unrecognized tax benefits	977	434
Other	227	160
Total other long-term liabilities	$3,896	$912

NOTE 3-FAIR VALUE MEASUREMENTS

The Company’s financial assets and liabilities are valued using market prices on active markets (“Level 1”), less active markets (“Level 2”) and unobservable markets (“Level 3”). Level 1 instrument valuations are obtained from real-time quotes for transactions in active exchange markets involving identical assets. Level 2 instrument valuations are obtained from readily-available pricing sources for comparable instruments. Level 3 instruments are valued using unobservable market values in which there is little or no market data, and which require the Company to apply judgment to determine the fair value.

The Company’s financial instruments measured at fair value on a recurring basis consist of Level I assets and Level III liabilities. Level I assets include highly liquid money market funds that are included in cash and cash equivalents. Level III liabilities consist of common stock warrants liability that are included in other current liabilities. For the years ended December 31, 2016 and 2015, the Company did not have any significant transfers between Level 1, Level 2 and Level 3.

The following table summarizes the Company’s financial assets and liabilities measured at fair value on a recurring basis as of December 31, 2016 and 2015 (in thousands):

		Fair Value Measurements Using
	Carrying Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
December 31, 2016:
Financial Assets:
Money market funds	$12,401	$12,401	$—	$—
Financial liabilities:
Common stock warrants liability	$9	$—	$—	$9
December 31, 2015:
Financial Assets:
Money market funds	$12,364	$12,364	$—	$—
Financial liabilities:
Common stock warrants liability	$39	$—	$—	$39
Cash equivalents are stated at amortized cost, which approximates fair value at the balance sheet dates, due to the short period of time to maturity. Accounts receivable, accounts payable, accrued compensation, and other accrued liabilities are stated at their carrying value, which approximates fair value due to the short time to the expected receipt or payment date. The carrying amount of the Company’s term loan and capital lease obligations approximates fair value as the stated borrowing rates approximate market rates currently available to the Company for loans and capital leases with similar terms.

Common Stock Warrants Liability

The Company issued warrants to purchase common stock in connection with a waiver of certain events of default that arose under a November 2009 loan and security agreement with Bridge Bank. Certain provisions in the warrant agreements provided for down-round protection if the Company raised equity capital at a per share price less than the per share price of the warrants. Such down-round protection requires the Company to classify the common stock warrants as a liability. Common stock warrants are initially measured at their estimated fair value on the issuance date. At the end of each reporting period, changes in the fair value of common stock warrants are recorded in other expense, net on the consolidated statements of operations. The Company will continue to adjust the common stock warrants liability to its estimated fair value until the earlier of the exercise or expiration of the warrants.

In July 2010, December 2013 and September 2015, the Company raised additional capital through offerings of common stock of 2,760,000 shares, 9,573,750 shares and 10,643,000 shares at a price of $1.75 per share, $1.42 per share and $1.70 per share, respectively. In June 2016, the Company completed another round of equity financing through an offering of common stock of 13,194,643 shares at $2.00 per share. All of these equity financing transactions triggered the down-round protection and adjustment of the number of warrants issued to Bridge Bank.

The following table summarizes the warrants subject to liability accounting as of December 31, 2016 and 2015 (in thousands, except share and per share amounts):

	Number of Common Stock Warrants						Fair Value
Holder	Upon Issuance	As of December 31, 2016	As of December 31, 2015	Grant Date	Expiration Date	Exercise Price per Share	As of December 31, 2016	As of December 31, 2015
Bridge Bank	20,000	32,429	31,573	April 7, 2010	April 7, 2017	$2.25	$9	$39

The fair value of common stock warrants was determined using a Black-Scholes option-pricing model, which requires the use of significant unobservable market values.  As a result, common stock warrants with down-round protection are classified as Level III financial instruments.

The fair value of the warrants was estimated using the following assumptions:

	As of December 31,
	2016	2015
Stock price	$2.52	$3.04
Exercise price	$2.25	$2.31
Expected life	0.27 years	1.27 years
Risk-free interest rate	0.85%	0.86%
Volatility	20%	62%
Fair value per share	$0.29	$1.23

The change in the fair value of the Level 3 common stock warrants liability during the years ended December 31, 2016 and 2015 is as follows (in thousands):

Fair value as of December 31, 2014	$8
Change in fair value	31
Fair value as of December 31, 2015	39
Change in fair value	(30)
Fair value as of December 31, 2016	$9
The warrant liability is included in other current liabilities on the consolidated balance sheets.

NOTE 4-ACQUISITIONS

Acquisition of Magnum Semiconductor, Inc.

On April 5, 2016, the Company completed its acquisition of Magnum pursuant to the terms of that certain Agreement and Plan of Merger. Magnum was a fabless semiconductor manufacturer and software solution developer, and provided a well-developed and comprehensive portfolio of video broadcasting and compression solutions to GigPeak. The total purchase consideration was a combination of equity and cash, including 6,990,654 shares of common stock with a fair value of $17.9 million and a cash payment of $37.2 million of which a significant portion was used to repay Magnum’s outstanding debt and other liabilities. Pursuant to the merger agreement for the acquisition of Magnum, $6.0 million of the purchase consideration was to remain in escrow for a period of up to at least 12 months and relates to certain indemnification obligations of Magnum’s former equity holders. Of this $6.0 million, $5.0 million was to be held for a period of up to at least 12 months, with the remainder held for an additional 12 months. After the end of the Company’s second quarter, in June 2016, the Company submitted a claim to the stockholder representative for a net working capital adjustment pursuant to the terms of the merger agreement for the acquisition of Magnum. In November 2016, the Company and the stockholder representative agreed on the amount of the net working capital adjustment in satisfaction of the claim. As a result, joint instructions were given by the Company and the stockholder representative to the escrow agent to release 1,079,388 shares of the Company’s common stock representing $2.8 million using the valuation of these shares as set by the merger agreement for the acquisition of Magnum, to the Company from the escrow fund and such released shares are held by the Company as treasury stock. As of December 31, 2016, 1,243,621 shares remain in escrow, representing $3.2 million using the valuation of these shares as set by the merger agreement for the acquisition of Magnum. After this release, the Company adjusted the total purchase consideration by $2.8 million during the quarter ended December 31, 2016. The Magnum acquisition was partially funded by borrowings of $22.1 million from Silicon Valley Bank (See Note 7-Credit Facilities).

The total purchase consideration of $52.3 million has been allocated to tangible and intangible assets acquired and liabilities assumed on the basis of their respective estimated fair values on the acquisition date. The Company will continue to evaluate certain assets, liabilities and tax estimates that are subject to change within the measurement period (up to one year from the acquisition date).

The following table summarizes the fair values of assets acquired and liabilities assumed (in thousands):

December 31, 2016
Tangible assets acquired:
Cash and cash equivalents	$1,707
Accounts receivable	1,046
Inventories	1,255
Other current assets	1,069
Property and equipment	233
Other long-term assets	15
Liabilities assumed:
Accounts payable	(1,279)
Accrued and other current liabilities	(2,190)
Deferred revenue, net of associated costs	(4,912)
Other long-term liabilities	(593)
Identifiable intangible assets acquired:
Developed technology	16,710
IPR&D	7,680
Customer relationships	800
Trade name	330
Goodwill arising from the acquisition:
Goodwill	30,412
Total purchase consideration	$52,283

The Company determined the valuation of the identifiable intangible assets using established valuation techniques. The developed technology was valued using the forward looking multi-period excess earnings method under the income approach. The IPR&D was valued using the cost to recreate method under the asset approach. Customer relationships and trade name were valued under the distributor method and under the relief from royalty method, respectively. Identifiable intangible assets acquired are amortized on a straight line basis over their respective estimated useful lives of 15 months to 7 years.

The amount of acquired intangible assets at Magnum acquisition were comprised of the following (in thousands):

	Amount	Life in Years
Developed technology	$16,710	7
IPR&D	7,680	Indefinite
Customer relationships	800	7
Trade name	330	1.3
Total	$25,520

Goodwill represents the excess of the purchase consideration over the fair value of the net tangible and identifiable intangible assets acquired and represents the future economic benefits arising from other assets acquired that could not be individually identified and separately recognized. The goodwill arising from the Magnum acquisition primarily consisted of the business synergies expected from the combined entities.

For the year ended December 31, 2016, the Company incurred acquisition-related transaction costs of $1.5 million, which were recorded in selling, general and administrative expenses in the consolidated statements of operations.

Pro Forma Financial Information (unaudited)

The following table presents the unaudited pro forma financial information for the combined entity of GigPeak and Magnum, as if the acquisition had occurred at the beginning of fiscal 2015 after giving effect to certain purchase accounting adjustments (in thousands, except per share amounts):

	Years Ended December 31,
	2016	2015
Net revenue	$62,619	$57,478
Net loss	$(2,221)	$(12,674)
Net loss per share - basic and diluted	$(0.04)	$(0.29)

Acquisition of Terasquare Co., Ltd.

On September 30, 2015, the Company completed its acquisition of all of the outstanding shares of Terasquare Co., Ltd. (“Terasquare”) from the four former stockholders of Terasquare. Terasquare has low power, CMOS high speed communication interface semiconductors for 100Gbps Ethernet, Fiber Channel, and EDR Infiniband applications. Its quad channel Clock Data Recovery (“CDR”) technology and products for 100GbE data communication applications are applicable to 100Gbps Ethernet (QSFP28, CFP2, CFP4), OTU-4, 32G Fiber Channel, and EDR Infiniband.

The aggregate purchase price for all of the shares of the stock of Terasquare was $4.4 million, comprised solely of cash, subject to certain adjustments. The Company furnished the purchase price to the former Terasquare stockholders from cash on hand that it had raised in a previously disclosed secondary offering of its common stock that closed last month. In addition, the Company paid or assumed liabilities of Terasquare in the amount of $1.1 million.

The transaction was accounted for under the purchase method of accounting and, accordingly, the results of operations are included in the accompanying consolidated statement of operations subsequent to September 30, 2015.

The net tangible assets acquired and liabilities assumed in the acquisition were recorded at fair value.  The Company determined the valuation of the identifiable intangible assets using established valuation techniques.

The fair values of identifiable intangible assets related to developed technology and IPR&D were determined under the income and asset approaches, respectively.  The developed technology was valued using the forward looking multi-period excess earnings method under the income approach.  The IPR&D was valued using the cost to recreate method under the asset approach.  The fair value of the intangibles is management’s best estimate.

Goodwill represents the excess of the purchase price over the fair value of the net tangible and identifiable intangible assets acquired and represents the future economic benefits arising from other assets acquired that could not be individually identified and separately recognized. The goodwill arising from the transaction with Terasquare primarily consisted of the synergies expected from the merger with Terasquare.

The total purchase price of $4.4 million was allocated to the tangible and identifiable intangible assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition as follows (in thousands):

December 31, 2016
Tangible assets acquired:
Cash and cash equivalents	$22
Other current assets	55
Property and equipment	22
Restricted cash	67
Others assets	86
Liabilities assumed:
Accounts payable	(504)
Accrued compensation	(29)
Other current liabilities	(252)
Other long-term liabilities	(317)

Identifiable intangible assets acquired:
Developed technology	2,744
IPR&D	383
Goodwill acquired:
Goodwill	2,170
Total purchase price	$4,447

The amount of acquired intangible assets at Terasquare acquisition were comprised of the following (in thousands):

	Amount	Life, in Years
Developed technology	$2,744	7
IPR&D	383	Indefinite
Total	$3,127

NOTE 5- INTANGIBLE ASSETS, NET AND GOODWILL

Intangible assets, net consist of the following (in thousands):

		As of December 31, 2016			As of December 31, 2015
	Life (years)	Gross	Accumulated Amortization	Net	Gross	Accumulated Amortization	Net
Definite-lived intangible assets:
Customer relationships	6-8	$4,077	$(3,050)	$1,027	$3,277	$(2,542)	$735
Existing technology	6-7	23,237	(5,951)	17,286	6,527	(3,386)	3,141
Patents	5-16	457	(412)	45	457	(407)	50
Trade name	1-10	989	(693)	296	659	(438)	221
Total definite-lived intangible assets		28,760	(10,106)	18,654	10,920	(6,773)	4,147
Indefinite-lived intangible assets:
IPR&D	indefinite	8,063	—	8,063	383	—	383
Total intangible assets		$36,823	$(10,106)	$26,717	$11,303	$(6,773)	$4,530

During the year ended December 31, 2016 and 2015, amortization of intangible assets was as follows (in thousands):

	Years Ended December 31,
	2016	2015
Cost of revenue	$1,681	$413
Research and development expense	391	98
Selling, general and administrative expense	764	480
	$2,836	$991

As of December 31, 2016, amortization of certain developed technologies of $497,000 was capitalized in inventory, and no amortization of intangible assets was capitalized in inventory as of December 31, 2015.

Estimated future amortization expense related to definite-lived intangible assets as of December 31, 2016 is as follows (in thousands):

Years Ending December 31,
2017	$3,512
2018	2,955
2019	2,946
2020	2,897
2021	2,897
Thereafter	3,447
Total	$18,654

The Company performs a review of the carrying value of its intangible assets, if circumstances warrant. In its review, it compares the gross, undiscounted cash flows expected to be generated by the underlying assets against the carrying value of those assets. To the extent such cash flows do not exceed the carrying value of the underlying asset; it will record an impairment charge.  The Company did not record an impairment charge on any intangibles, including goodwill, during the years ended December 31, 2016 and 2015.

As of December 31, 2015, the Company had $12.6 million of goodwill in connection with its previous acquisitions. The changes in the carrying amount of goodwill for the years ended December 31, 2016 and 2015 are as follows (in thousands):

Amount
Balance as of December 31, 2014	$10,306
Goodwill adjustment from Tahoe RF acquisition	89
Goodwill addition from Terasquare acquisition	2,170
Balance as of December 31, 2015	12,565
Goodwill addition from Magnum acquisition	30,412
Balance as of December 31, 2016	$42,977

On April 5, 2016, the Company completed its acquisition of Magnum, a fabless semiconductor manufacturer and software solution developer, with a well-developed and comprehensive portfolio of video broadcasting and compression solutions, which resulted in $30.4 million of goodwill. The acquisition closed for a total purchase consideration of $52.3 million, which included assumed liabilities of $9.0 million.

On September 30, 2015, the Company completed its acquisition of Terasquare, a Seoul, Korea-based, fabless semiconductor company and provider of low power, CMOS high speed communication interface semiconductors for 100Gbps Ethernet, Fiber Channel, and EDR Infiniband applications, and CDR devices, which resulted in $2.2 million of goodwill. The acquisition closed for a total purchase price of $4.4 million and assumed liabilities of $1.1 million.

NOTE 6- INVESTMENT IN UNCONSOLIDATED AFFILIATES

In January 2016, the Company invested $1.2 million for a minority stake in Anagog Ltd. (“Anagog”), the developer of the world’s largest crowdsourced parking network. Anagog perfects the mobility status algorithms that allow for advanced on-phone machine learning capabilities for the best user experience with ultra-low battery consumption and a high level of privacy protection. As of December 31, 2016, this cost method investment of $1.2 million is recorded in other assets on the consolidated balance sheets.

In February 2014, together with CPqD, the Company incepted a joint venture, originally named BrPhotonics Produtos Optoeletrônicos LTDA and after an investment in May 2016 by Inova Empresa Fundo De Investimento Em Participações, now named BrPhotonics Produtos Optoeletrônicos S/A (“BrP”), of which the Company owns 37.9% of equity interest. BrP is a provider of advanced high-speed devices for optical communications and integrated transceiver components for information networks, and is based in Campinas, Brazil. The Company transferred into BrP its knowledge-base and intellectual property of TFPS TM technology. The Company transferred its inventory related to the TFPS TM platform and the complete set of production line equipment that previously resided at its Bothell, Washington, facility to CPqD, for use on the BrP joint venture. As of the transfer date, the Company’s net book value of the inventory and property and equipment was $245,000 and $211,000, respectively. During the second quarter of 2015, the Company made an additional capital contribution of $3,000 pursuant to BrP’s Amended Articles of Association which resulted in a total investment in BrP of $459,000.

For the year ended December 31, 2015, the Company had losses of $3,000 for its allocated portion of BrP’s results. Since the Company’s share of the loss exceeded its carrying cost of the investment in BrP, the Company’s investment in an unconsolidated affiliate was written down to zero as of December 31, 2015.   The Company has not made any further investment in BrP.

NOTE 7-CREDIT FACILITIES

In March 25, 2013, the Company and its wholly owned subsidiaries, ChipX, Incorporated and Endwave Corporation (together with the Company, the “Prior Borrowers”) entered into a Second Amended and Restated Loan and Security Agreement (“Loan Agreement”) with Silicon Valley Bank (“SVB”) to replace the Amended and Restated Loan and Security Agreement entered in December 2011.

In May 2015, SVB and the Prior Borrowers amended the Loan Agreement by entering into a Second Amendment to the Second Restated Loan Agreement (the “Second Amendment”). Pursuant to the Second Amendment, the total aggregate amount that the Company was entitled to borrow from SVB under a Revolving Loan facility was $7.0 million, based on net eligible accounts receivable after an 80% advance rate and subject to limits based on the Company’s eligible accounts as determined by SVB. In addition, the applicable interest rate was decreased from Prime Rate plus 0.6% to Prime Rate plus 0.4%. The terms of the Second Amendment, were set to expire on May 6, 2016.

In April 2016, SVB and the Prior Borrowers, with newly acquired Magnum, entered into the Third Amended and Restated Loan and Security Agreement (the “Third Restated Loan Agreement”) , amending and restating the Loan Agreement, as amended, in its entirety. Pursuant to the Third Restated Loan Agreement, the total aggregate amount that the Company is entitled to borrow from SVB has increased to an amount not to exceed $29.0 million, which is split into two different credit facilities, comprised of (i) the existing Revolving Loan facility which was amended to provide that the Company is entitled to borrow from SVB up to an amount not to exceed $14.0 million, based on net eligible accounts receivable after an 80% advance rate and subject to limits based on the Company’s eligible accounts as determined by SVB (the “Amended Revolving Loan”) and (ii) a second facility under which the Company is entitled to borrow from SVB up to $15.0 million without reference to accounts receivable, and which must be repaid in sixty equal installments, unless the Company exercises its right to prepay the loan (the “Term Loan”). The interest rate for the revolving line is Prime Rate plus 0.4%, or 4.15% as of December 31, 2016. The interest rate for the term loan is Prime Rate plus 1.25%, or 5.00% as of December 31, 2016. The Amended Revolving Loan has a term of 24 months, and no balance is outstanding as of December 31, 2016. The outstanding principal balance of the Term Loan as of December 31, 2016 was $13.0 million, of which $3.0 million was recorded in the consolidated balance sheet as note payable, current.

Future principal payments under the Term Loan are as follows (in thousands):

Years Ending December 31,
2017	$3,000
2018	3,000
2019	3,000
2020	3,000
2021	1,000
Total Payments	13,000
Less: unamortized debt discounts	(249)
Less: current portion	(2,898)
Note Payable, net of current portion	$9,853

SVB had two outstanding existing warrants to purchase common stock of the Company: (i) a warrant to purchase 4,125 shares of common stock at an exercise price of $0.73, with an expiration date of October 5, 2017; and (ii) a warrant to purchase 125,000 shares of common stock at an exercise price of $4.00 per share, with an expiration date of April 23, 2017. In connection with the Third Restated Loan Agreement, these warrants have been amended and restated to extend the expiration date to October 5, 2022 and April 22, 2022, respectively. The change in the fair value of the common stock warrants related to the extension of the expiration date was $143,000 and was recorded as a debt discount on the SVB term loan.

In connection with the Third Restated Loan Agreement, the Company incurred legal and administrative expenses of $200,000 which was recorded as a discount on the SVB Term Loan. The debt discount will be amortized to interest expense during the life of the term loan using the effective interest method. For the years ended December 31, 2016 and 2015, the Company recorded amortization of debt discount of $94,000 and $0, respectively.

The Third Restated Loan Agreement with SVB is collateralized by all of the Company’s assets, including all accounts, equipment, inventory, receivables, and general intangibles. The Third Restated Loan Agreement contains certain restrictive covenants that will impose significant operating and financial restrictions on its operations, including, but not limited to restrictions that limit its ability to:

•
Sell, lease, or otherwise transfer, or permit any of its subsidiaries to sell, lease or otherwise transfer, all or any part of its business or property, except in the ordinary course of business or in connection with certain indebtedness or investments permitted under the amended and restated loan agreement;

•
Merge or consolidate, or permit any of its subsidiaries to merge or consolidate, with or into any other business organization, or acquire, or permit any of its subsidiaries to acquire, all or substantially all of the capital stock or property of another person;

•	Create, incur, assume or be liable for any indebtedness, other than certain indebtedness permitted under the amended and restated loan and security agreement;

•	Pay any dividends or make any distribution or payment on, or redeem, retire, or repurchase, any capital stock; and

•	Make any investment, other than certain investments permitted under the amended and restated loan and security agreement.

The Company is in compliance with the covenants as of December 31, 2016.

NOTE 8-COMMITMENTS AND CONTINGENCIES

Commitments

Leases

In July 2016, the Company entered into a Fifth Amendment to Lease Agreement related to its headquarters located at 130 Baytech Drive, San Jose, CA 95134. The amendment extended the term of the lease by another 64 months from March 1, 2017 to June 30, 2022. The amended lease provides for a rent holiday of four months and an option to further extend the lease term for five years with monthly rent at the then fair market value. The Company recognizes rent expense on a straight-line basis over the term of the lease with the difference between the expense and the payments recorded as deferred rent on the consolidated balance sheets. Any reimbursements by the landlord for tenant improvements are considered lease incentives, the balance of which is recorded as a lease incentive obligation within deferred rent on the consolidated balance sheets and amortized as a reduction of rent expense over the life of the lease. Lease renewal periods are considered on a lease-by-lease basis in determining the lease term.

The Company leases its domestic and foreign sales offices under non-cancelable operating leases. These leases contain various expiration dates and renewal options. The Company also leases certain software licenses under operating leases. Total facilities rent expense for the years ended December 31, 2016 and 2015 was $890,000 and $494,000, respectively.

Aggregate non-cancelable future minimum rental payments under capital and operating leases are as follows (in thousands):

	Capital Leases	Operating Leases
Years Ending December 31,	Minimum Lease Payments	Minimum Lease Payments
2017	$9	$896
2018	—	1,065
2019	—	942
2020	—	858
2021	—	772
Thereafter	—	395
Total minimum lease payments	9	$4,928
Less: amount representing interest	—
Total capital lease obligations	9
Less: current portion	(9)
Long-term portion of capital lease obligations	$—
The gross and net book value of the fixed assets under capital lease was as follows (in thousands):

	December 31,
	2016	2015
Acquired cost	$36	$13
Accumulated amortization	(27)	(7)
Net book value	$9	$6
The amortization of fixed assets acquired under capital lease is included in depreciation expense.

Contingencies

Tax Contingencies

The Company’s income tax calculations are based on application of the respective U.S. federal, state or foreign tax law. Its tax filings, however, are subject to audit by the respective tax authorities. Accordingly, the Company recognizes tax liabilities based upon its estimate of whether, and the extent to which, additional taxes will be due.

Legal Contingencies

From time to time, the Company may become involved in legal proceedings, claims and litigation arising in the ordinary course of business. When it believes a loss is probable and can be reasonably estimated, the Company accrues the estimated loss in its consolidated financial statements. Where the outcome of these matters is not determinable, the Company does not make a provision in its consolidated financial statements until the loss, if any, is probable and can be reasonable estimated or the outcome becomes known.

Product Warranties

The Company’s products typically carry a standard warranty period of approximately one year. The Company records a liability based on estimates of the costs that may be incurred under its warranty obligations and charges such costs to the cost of revenue at the time revenues are recognized. The warranty obligation is affected by product failure rates, material usage and service delivery costs incurred in correcting a product failure. The estimates of anticipated rates of warranty claims and costs per claim are primarily based on historical information and future forecasts.

The table below summarizes the activities related to accrued product warranties, which is included as a component of other current liabilities, for the years ended December 31, 2016 and 2015 (in thousands):

	December 31,
	2016	2015
Accrued product warranties - beginning of period	$325	$334
Warranty charges	695	452
Warranty from Magnum acquisition	68	—
Warranties settled	(671)	(461)
Accrued product warranties - end of period	$417	$325

NOTE 9-STOCKHOLDERS’ EQUITY AND STOCK-BASED COMPENSATION

Public Offering

On August 21, 2015, the Company entered into an underwriting agreement (the “2015 Underwriting Agreement”) with selling stockholders and Cowen and Company, LLC and Roth Capital Partners, LLC as representative of several underwriters to the 2015 Underwriting Agreement relating to (i) a public primary offering of an aggregate of 9,218,000 shares of the Company’s common stock, par value $0.001 per share at a public offering price of $1.70 per share and (ii) a public secondary offering by the selling stockholders of an aggregate of 282,000 shares of common stock at $1.70 per share. The shares were accompanied by the associated rights to purchase shares of Series A Junior Preferred Stock, par value $0.001 per share (the “Series A Junior Preferred Stock”), which the Company created by the Rights Agreement, dated December 16, 2011, between the Company and the American Stock Transfer & Trust Company, LLC, as Rights Agent, as amended by the Amended and Restated Rights Agreement, dated December 16, 2014 (the “Amended Rights Agreement”). Under the terms of the 2015 Underwriting Agreement, the Company granted the underwriters a 30 day option to purchase up to an additional 1,425,000 shares of common stock to cover overallotments, which the underwriters subsequently exercised on September 10, 2015.

On September 10, 2015, the Company completed its public offering of 10,643,000 newly issued shares of common stock at a price to the public of $1.70 per share. The number of shares sold in the offering included the underwriter’s full exercise on September 10, 2015 of their over-allotment option of 1,425,000 shares of common stock. The net proceeds to the Company from the offering was approximately $16.5 million which consisted of $16.9 million after underwriting discounts, commissions and expenses less an additional $420,000 for legal, accounting, registration and other transaction costs related to the public offering.

On June 10, 2016, the Company entered into an underwriting agreement (the “2016 Underwriting Agreement”) with selling stockholders and Cowen and Company, LLC, Raymond James & Associates, Inc. and Needham & Company, LLC relating to (i) a public primary offering of an aggregate of 11,319,643 shares of the Company’s common stock, par value $0.001 per share, at a public offering price of $2.00 per share; (ii) a public secondary offering by certain of its officers and its directors of an aggregate of 684,600 shares of common stock at $2.00 per share; and (iii) a public secondary offering by certain of its stockholders who were former stockholders of Magnum of an aggregate of 495,757 shares of common stock at $2.00 per share. The shares were accompanied by the associated rights to purchase shares of Series A Junior Preferred Stock, which the Company created by the Rights Agreement. Under the terms of the 2016 Underwriting Agreement, the Company granted the underwriters a 30 day option to purchase up to an additional 1,875,000 shares of common stock to cover overallotments, which the underwriters subsequently exercised on June 15, 2016.

On June 15, 2016, the Company completed its public offering of the 13,194,643 newly issued shares of common stock. The net proceeds to the Company from the offering was approximately $24.3 million which consisted of proceeds of $24.7 million after underwriting discounts, commissions and expenses, less an additional $0.4 million for legal, accounting, registration and other transaction costs related to the public offering.

Private Equity Placement

On March 21, 2016, the Company entered into a Securities Purchase Agreement (the “PDSTI Agreement”) with Pudong Science and Technology Investment (Cayman) Co., Ltd., an affiliate of Shanghai Pudong Science and Technology Investment Co., Ltd. (collectively, “PDSTI”), pursuant to which PDSTI will purchase approximately $5.0 million of the Company’s common stock. Under the PDSTI Agreement, on March 24, 2016, the Company issued 1,754,385 shares of its common stock to PDSTI in a private placement at a purchase price of $2.85 per share.

Pursuant to the PDSTI Agreement, the Company agreed to file a registration statement on Form S-3 to provide registration rights to PDSTI in respect of the shares. The SEC declared the registration statement effective on June 3, 2016. The PDSTI Agreement provided that if the registration statement was not declared effective by July 7, 2016, the Company would pay to PDSTI, as liquidated damages, 0.4% of the aggregate purchase price on a monthly, prorated basis, until the registration statement was declared effective, with interest on these liquidated damages to accrue at the rate of 1.0% per month until paid in full. In the event that any U.S. governmental body or agency took any action or issued any order within six months that would have prevented PDSTI from holding the shares or invalidated the Company’s issuance of the shares to PDSTI, the Company had agreed to return PDSTI’s full purchase price, plus 0.4% interest on the purchase price (accruing monthly until paid in full), and to reimburse PDSTI’s expenses in connection with negotiating the private placement, up to $15,000. As a result, upon issuance of the shares to PDSTI, the Company classified the proceeds as mezzanine equity. As of September 2016 both of the loss contingencies on liquidated damages and the contingent redemption feature expired, and the net proceeds from the PDSTI Agreement of $4.6 million, comprised of the purchase price of $5.0 million net of $382,000 of related costs, were reclassified to permanent equity on the consolidated balance sheets.

Common and Preferred Stock

In December 2008, the Company’s stockholders approved an amendment to the Certificate of Incorporation to authorize 50,000,000 shares of common stock, par value $0.001 per share. In November 2014, the Company’s stockholders approved an amendment to the Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 50,000,000 shares to 100,000,000 shares, par value $0.001 per share. In addition, the Company is authorized to issue 1,000,000 shares of preferred stock, par value $0.001 per share, of which 750,000 shares have been designated Series A Junior Preferred Stock with powers, preferences and rights as set forth in the amended and restated certificate of designation dated December 15, 2014; the remainder of the shares of preferred stock are undesignated, for which the Board of Directors is authorized to fix the designation, powers, preferences and rights. As of December 31, 2016 and 2015, there were no shares of preferred stock issued or outstanding.

On December 16, 2014, the Company entered into an Amended Rights Agreement to extend the expiration date of its stockholder rights plan that may have the effect of deterring, delaying, or preventing a change in control. The Amended Rights Agreement amends the Rights Agreement previously adopted by (i) extending the expiration date by three years to December 16, 2017, (ii) decreasing the exercise price per right issued to stockholders pursuant to the stockholder rights plan from $8.50 to $5.25, and (iii) making certain other technical and conforming changes. The Amended and Restated Rights Agreement was not adopted in response to any acquisition proposal. Under the rights plan, the Company issued a dividend of one preferred share purchase right for each share of common stock held by stockholders of record as of January 6, 2012, and the Company will issue one preferred stock purchase right to each share of common stock issued between January 6, 2012 and the earlier of either the rights’ exercisability or the expiration of the Rights Agreement, as amended by the Amended Rights Agreement. Each right entitles stockholders to purchase one one-thousandth of the Company’s Series A Junior Preferred Stock.

In general, the exercisability of the rights to purchase preferred stock will be triggered if any person or group, including persons knowingly acting in concert to affect the control of the Company, is or becomes a beneficial owner of 10% or more of the outstanding shares of the Company’s common stock after the Adoption Date. Stockholders or beneficial ownership groups who owned 10% or more of the outstanding shares of common stock of the Company on or before the Adoption Date will not trigger the preferred share purchase rights unless they acquire an additional 1% or more of the outstanding shares of the Company’s common stock. Each right entitles a holder with the right upon exercise to purchase one one-thousandth of a share of preferred stock at an exercise price that is currently set at $5.25 per right, subject to purchase price adjustments as set forth in the Amended Rights Agreement. Each share of preferred stock has voting rights equal to one thousand shares of common stock. In the event that exercisability of the rights is triggered, each right held by an acquiring person or group would become void. As a result, upon triggering of exercisability of the rights, there would be significant dilution in the ownership interest of the acquiring person or group, making it difficult or unattractive for the acquiring person or group to pursue an acquisition of the Company. These rights expire in December 2017, unless earlier redeemed or exchanged by the Company.

Warrants

As of December 31, 2016 and 2015, the Company had a total of 161,554 and 160,698 warrants to purchase common stock outstanding under all warrant agreements. These warrants have a weighted-average exercise price of $3.57 per share and expire between April 7, 2017 and October 5, 2022. During the year ended December 31, 2016, no warrants were exercised or expired. During the year ended December 31, 2015, no warrants were exercised and 500,000 warrants expired. Some of the warrants have anti-dilution provisions which adjust the number of warrants available to the holder such as, but not limited to, stock dividends, stock splits and certain reclassifications, exchanges, combinations or substitutions. These provisions are specific to each warrant agreement (see Note 3 - Fair Value Measurements).

Equity Incentive Plan

As of December 31, 2016 and 2015, there were 7,274,988 options and 7,918,584 options outstanding under all stock option plans.  As of December 31, 2016 and 2015, there were 4,510,680 and 4,361,833 RSUs outstanding under the 2008 Equity Incentive Plan.

2008 Equity Incentive Plan

In December 2008, the Company adopted the 2008 Equity Incentive Plan (the “2008 Plan”) for directors, employees, consultants and advisors to the Company or its affiliates. Under the 2008 Plan, 2,500,000 shares of common stock were reserved for issuance upon the completion of a merger with Lumera Corporation (“Lumera”) on December 9, 2008. On January 1 of each year, starting in 2009, the aggregate number of shares reserved for issuance under the 2008 Plan increase automatically by the lesser of (i) 5% of the number of shares of common stock outstanding as of the Company’s immediately preceding fiscal year, or (ii) a number of shares determined by the Board of Directors. The maximum number of shares of common stock to be granted is up to 21,000,000 shares. Forfeited options or awards generally become available for future awards.  As of December 31, 2016, the stockholders had approved 20,540,765 shares for future issuance. On January 1, 2016, there was an automatic increase of 2,260,527 shares. As of December 31, 2016, 11,427,032 options to purchase common stock and RSUs were outstanding and 1,817,570 shares are authorized for future issuance under the 2008 equity incentive plan.

Under the 2008 Plan, the exercise price of a stock option is at least 100% of the stock’s fair market value on the date of grant, and if an incentive stock option (“ISO”) is granted to a 10% stockholder at least 110% of the stock’s fair market value on the date of grant. Vesting periods for awards are recommended by the chief executive officer and generally provide for stock options to vest over a four-year period, with a one year vesting cliff of 25%, and have a maximum life of ten years from the date of grant.  The Company has also issued RSUs which generally vest over a three quarters to four year period.

2007 Equity Incentive Plan

In August 2007, GigOptix LLC adopted the GigOptix LLC Equity Incentive Plan (the "2007 Plan"). The 2007 Plan provided for grants of options to purchase membership units, membership awards and restricted membership units to employees, officers and non-employee directors, and upon the completion of the merger with Lumera were converted into grants of up to 632,500 shares of stock. Vesting periods are determined by the Board of Directors and generally provide for stock options to vest over a four-year period and expire ten years from date of grant. Vesting for certain shares of restricted stock is contingent upon both service and performance criteria. The 2007 Plan was terminated upon the completion of merger with Lumera on December 9, 2008 and the remaining 864 stock options not granted under the 2007 Plan were cancelled. No shares of the Company’s common stock remain available for issuance of new grants under the 2007 Plan other than for satisfying exercises of stock options granted under this plan prior to its termination. As of December 31, 2016, options to purchase a total of 321,450 shares of common stock and 4,125 warrants to purchase common stock were outstanding.

Lumera 2000 and 2004 Stock Option Plan

In December 2008, in connection with the merger with Lumera, the Company assumed the existing Lumera 2000 Equity Incentive Plan and the Lumera 2004 Stock Option Plan (the “Lumera Plan”). All unvested options granted under the Lumera Plan were assumed by the Company as part of the merger. All contractual terms of the assumed options remain the same, except for the converted number of shares and exercise price based on merger conversion ratio of 0.125. As of December 31, 2016, no additional options can be granted under the Lumera Plan, and options to purchase a total of 37,186 shares of common stock were outstanding.

Stock-based Compensation Expense

The following table summarizes the Company’s stock-based compensation expense for the years ended December 31 2016 and 2015 (in thousands):

	Years Ended December 31,
	2016	2015
Cost of revenue	$293	$387
Research and development expense	1,195	1,072
Selling, general and administrative expense	3,099	2,389
Total stock-based compensation expense	$4,587	$3,848

Stock-based compensation expense capitalized to inventory was immaterial for the years ended December 31, 2016 and 2015.

The Company did not grant any options during the years ended December 31, 2016 and 2015.

Stock Options

The following table summarizes option activities under the Company’s equity incentive plans for the year ended December 31, 2016:

	Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
			(in years)	(in thousands)
Outstanding-December 31, 2015	7,918,584	$2.32	4.82	$7,422
Exercised	(454,526)	1.60
Forfeited/Expired	(189,070)	5.77
Outstanding-December 31, 2016	7,274,988	$2.28	3.79	$3,429
Vested and exercisable, December 31, 2016	7,240,820	$2.28	3.77	$3,373
Vested and exercisable and expected to vest, December 31, 2016	7,272,682	$2.28	3.79	$3,426
The aggregate intrinsic value reflects the difference between the exercise price of stock options and the fair value of the underlying common stock as determined by the Company’s closing stock price. The total intrinsic value of options exercised during the years ended December 31, 2016 and 2015 was $538,000 and $133,000, respectively.

As of December 31, 2016, the unrecognized stock-based compensation cost related to stock options, net of estimated forfeitures, was $15,000, which is expected to be recognized over a weighted-average period of 0.4 years.

The Company generally estimates the fair value of stock options granted using a Black-Scholes option-pricing model. This model requires the input of highly subjective assumptions, including the options expected life and the price volatility of the Company’s underlying stock. Actual volatility, expected lives, interest rates and forfeitures may be different from the Company’s assumptions, which would result in an actual value of the options being different from estimated. This fair value of stock option grants is amortized on a straight-line basis over the requisite service period of the awards, which is generally the vesting period.

The majority of the stock options that the Company grants to its employees provide for vesting over a specified period of time, normally a four-year period, with no other conditions to vesting. However, the Company may also grant stock options for which vesting occurs not only on the basis of elapsed time, but also on the basis of specified Company performance criteria being satisfied. In this case, the Company makes a determination regarding the probability of the performance criteria being achieved and uses a Black-Scholes option-pricing model to value the options incorporating management’s assumptions for the expected holding period, risk-free interest rate, stock price volatility and dividend yield. Compensation expense is recognized ratably over the vesting period, if it is expected that the performance criteria will be met.

RSUs

RSUs are converted into shares of the Company’s common stock upon vesting on a one-for-one basis. Typically, vesting of RSUs is subject to the employee’s continuing service to the Company. RSUs generally vest over a period of one to four years and are expensed ratably on a straight line basis over their respective vesting period net of estimated forfeitures. The fair value of the RSUs granted is the product of the number of shares granted and the grant date fair value of the Company’s common stock.

The following table summarizes RSU activities under the Company’s 2008 Plan for the year ended December 31, 2016:

	Number of Shares	Weighted- Average Grant Date Fair Value
Unvested balance-December 31, 2015	4,361,833	$1.64
Granted	3,072,443	2.66
Released	(1,943,934)	1.85
Forfeited/expired	(979,662)	2.12
Unvested balance-December 31, 2016	4,510,680	$2.14
As of December 31, 2016, the unrecognized stock-based compensation cost related to RSUs, net of estimated forfeitures, was $8.0 million, which is expected to be recognized over a weighted-average period of 2.6 years.

The majority of the RSUs that vested in the year ended December 31, 2016 were net-share settled such that the Company withheld shares with value equivalent to the employees’ minimum statutory obligation for the applicable income and other employment taxes, and remitted the cash to the appropriate taxing authorities. The total shares withheld were based on the value of the RSUs on their vesting date as determined by the Company’s closing stock price. These net-share settlements had the effect of share repurchases by the Company as they reduced and retired the number of shares that would have otherwise been issued as a result of the vesting and did not represent an expense to the Company. For the year ended December 31, 2016, 1,943,934 shares of RSUs vested and the Company withheld 701,823 shares to satisfy approximately $1.7 million of employees’ minimum tax obligation on the vested RSUs.

On July 19, 2016, the Company rescinded certain RSUs granted to Dr. Avi S. Katz, its Chief Executive Officer, as the total number of RSUs granted to Dr. Katz in 2015 were in excess of the 1,000,000 share per calendar year per person award limit as required by the 2008 Plan. As a result, Dr. Katz offered to rescind certain RSUs from two separate grants made to him in 2015, and the Company, upon the recommendation of the Compensation Committee of the Board of Directors, (i) rescinded 401,250 shares of unvested RSUs and concurrently issued an equal number of RSUs with the same vesting term; and (ii) rescinded 60,106 shares of unvested RSUs and concurrently issued 39,121 shares of RSUs with the same vesting term as the rescinded grant but a reduced number of shares vesting in each tranche as compared to the rescinded grant of RSUs. The Company accounted for the rescission and subsequent grant of RSUs to Dr. Katz as a modification with no incremental fair value. As a result, the Company continued to record stock-based compensation expenses based on the original grant date fair value prior to the modification, and no additional expense was recorded by the Company.

NOTE 10-BENEFIT PLANS

In connection with the Company’s Swiss subsidiary, the Company maintains a pension plan covering minimum requirements according to Swiss law. It has set up the occupational benefits by means of an affiliation to a collective foundation, the Swisscanto Collective Foundation.

Funding Policy

The Company’s practice is to fund the pension plan in an amount at least sufficient to meet the minimum requirements of Swiss law.

Benefit Obligations and Plan Assets

The following tables summarize changes in the benefit obligation, the plan assets and the funded status of the pension benefit plan as well as the components of net periodic benefit costs, including key assumptions (in thousands):

	Years Ended December 31,
	2016	2015
Change in projected benefit obligation:
Beginning benefit obligation	$781	$822
Service cost	55	62
Interest cost	8	12
Plan participants contributions	18	23
Foreign exchange adjustments	(20)	(1)
Actuarial loss (gain)	51	(28)
Transfer in/(out)	(120)	(109)
Ending benefit obligation	$773	$781
Change in plan assets:
Beginning fair value of plan assets	$432	$496
Employer contributions	18	23
Plan participants' contributions	18	23
Foreign exchange adjustments	(11)	1
Expected return on plan assets	91	(2)
Transfer in/(out)	(120)	(109)
Ending fair value of plan assets	$428	$432
Benefits paid	$—	$—

The following table summarizes the funding status as of December 31, 2016 and 2015 (in thousands):

	Years Ended December 31,
	2016	2015
Projected benefit obligation	$(773)	$(781)
Fair value of plan assets	428	432
Funded status of the plan at the end of the year, recorded as a long-term liability	$(345)	$(349)

Assumptions

Weighted-average assumptions used to determine benefit obligations as of December 31, 2016 for the plan were a discount rate of 0.30%, a rate of compensation increase of 2.00%, and an expected return on assets of 1.00%.  The GigOptix-Helix Plan is reinsured with the Helvetia Swiss Life Insurance Company via the Swisscanto Collective Foundation.  The expected return on assets is derived as follows: Swiss pension law requires that the insurance company pay an interest rate of at least 1.25% per annum on legal minimum old-age savings accounts.

Weighted-average assumptions used to determine costs for the plan as of December 31, 2015 were a discount rate of 1.00%, rate of compensation increase of 2.00%, and expected return on assets of 1.00%.

Net Periodic Benefit Cost

The net periodic benefit cost for the plan included the following components (in thousands):

	Years Ended December 31,
	2016	2015
Service cost (net)	$55	$62
Interest cost	8	12
Net periodic benefit cost	$63	$74

The total net periodic pension cost for the year ending December 31, 2017 is expected to be approximately $66,000.

The following are the components of estimated net periodic pension cost in 2017 (in thousands):

Year Ending December 31, 2017
Service cost (net)	$68
Interest cost	2
Expected return on plan assets	(4)
Net periodic benefit cost	$66

Plan Assets

The benefits are fully insured. There are no retirees and the plan assets are equal to the sum of the old-age savings and of various other accounts within the affiliation contract.

The allocation of the assets of the plan at the measurement dates were in cash, bonds, stocks, mutual funds, hedge funds, and commodities. The Company is required by Swiss law to contribute to retirement funds for the employees of its Swiss subsidiary. Funds are managed by third parties according to statutory guidelines. Cash equivalents may be valued using quoted prices in markets that are not active, resulting in a Level 2 fair value measurement within the hierarchy set forth in the accounting guidance for fair value measurements.

Contributions

The Company anticipates contributions to the plan of approximately $23,000 in the year ending December 31, 2017. Actual contributions may differ from expected contributions due to various factors, including performance of plan assets, interest rates and potential legislative changes. The Company is not able to estimate expected contributions beyond fiscal year 2017.

Estimated Future Benefit Payments

The Company does not expect benefit payments through 2024.

Israel Severance Plan liability

Under Israeli law, the Company is required to make severance payments to its retired or dismissed Israeli employees and Israeli employees leaving its employment in certain other circumstances. The Company’s severance pay liability to its Israeli employees is calculated based on the salary of each employee multiplied by the number of years of such employee’s employment and is presented in other long-term liabilities on the consolidated balance sheets, as if it was payable at each balance sheet date on an undiscounted basis. This liability is partially funded by the purchase of insurance policies in the name of the employees. The surrender value of the insurance policies of $10,000 is presented in other long-term assets on the consolidated balance sheets. There were no severance pay expenses for the years ended December 31, 2016 and 2015. As of December 31, 2016 and 2015, accrued severance liabilities were $12,000. As of December 31, 2016 and 2015, severance assets were $8,000 and $10,000, respectively.

GigPeak 401(k) Plan

The Company has a 401(k) retirement plan which was adopted by GigOptix LLC as of January 4, 2008.  In December 2011, the GigOptix 401k plan merged into the Endwave 401k plan and renamed as GigPeak 401k plan in April 2016. This plan is intended to be a qualified retirement plan under the Internal Revenue Code.  It is a defined contribution as opposed to a defined benefit plan.  The Company made $86,000 and $71,000 matching contributions during the years ended December 31, 2016 and 2015, respectively.

GigOptix Terasquare Korea Defined Contribution Plan

The Company adopted a contribution pension plan for its Korean employees, where the Company pays fixed contributions to each employee who participates in the plan each year. The Company has no further payment obligations once the contributions have been paid. The contributions are recognized as employee benefit expense when they are due. The total contribution made for the year ended December 31, 2016 was $51,000. The total contribution made for the year 2015 since the acquisition of Terasquare on September 30, 2015 was $12,000.

Magnum Canada Registered Retirement Savings Plan

The Company adopted a Registered Retirement Savings Plan (“RRSP”) for its Canada employees.  The Company made $20,000 in matching contribution for the year ended December 31, 2016 since the acquisition of Magnum Canada on April 5, 2016.

NOTE 11-INCOME TAXES

The components of income before provision for income taxes are as follows (in thousands):

	Years Ended December 31,
	2016	2015
United States	$2,154	$1,189
International	318	130
Income before provision for income taxes	$2,472	$1,319
Components of provision for income taxes are as follows (in thousands):

	Years Ended December 31,
	2016	2015
Current:
United States	$83	$20
International	67	37
State	20	10
Total	170	67
Deferred:
United States	69	—
International	—	—
Total	69	—
Provision for income taxes	$239	$67
Provision for income taxes differs from the amount computed by applying the statutory United States federal income tax rate to gain (loss) before taxes as follows:

	Years Ended December 31,
	2016	2015
Income tax at the federal statutory rate	34.00%	34.00%
State tax, net of federal benefit	1.04%	0.75%
Foreign tax rate differential	(2.83)%	(0.51)%
True-up and other	3.74%	—%
Permanent items and other	3.34%	1.48%
Losses not benefited	(29.62)%	(30.73)%
Effective tax rate	9.67%	4.99%

The components of the net deferred tax assets and liabilities are as follows (in thousands):

	December 31,
	2016	2015
Deferred tax asset (liability), net
Net operating loss carry forwards	$20,037	$17,577
Tax credits	1,960	3,051
Accrued and reserves	6,461	2,575
Foreign deferred	—	—
Fixed assets	905	824
Other	2,587	2,222
Total deferred tax asset	31,950	26,249
Valuation allowance	(28,245)	(25,977)
Net deferred tax asset	3,705	272

Foreign intangibles and pension other comprehensive income	(296)	(318)
Intangible assets	(3,764)	(272)
Deferred tax liability	(4,060)	(590)
Net deferred tax liability	$(355)	$(318)
For the years ended December 31, 2016 and 2015, the deferred tax liability is included in other long-term liabilities on the consolidated balance sheets.

The Company has a full valuation allowance on its deferred tax assets in excess of deferred tax liabilities. Because of its limited operating history and cumulative losses, management believes it is more likely than not that the remaining deferred tax assets will not be realized.

The Company’s valuation allowance increased by approximately $2.3 million and decreased by approximately $1.7 million during the years ended December 31, 2016 and December 31, 2015, respectively.

The Company has approximately $47.3 million of federal net operating loss (“NOL”) carryforwards as of December 31, 2016. The NOLs expire beginning in 2027. The Company has approximately $1.5 million of federal research and development (“R&D”) tax credit carryforwards as of December 31, 2016.  The federal tax credit carryforwards expire through 2036. The Company has approximately $32.5 million of state NOL carryforwards as of December 31, 2016.  The NOLs expire through 2036. The Company has approximately $3.7 million of state R&D tax credit carryforwards as of December 31, 2016. The state R&D tax credits do not expire. Utilization of a portion of the NOL and credit carryforwards are subject to an annual limitation due to the ownership change provision of the IRC of 1986, as amended, and similar state provisions. The annual limitation may result in the expiration of NOLs and credits before utilization. The Company also has approximately $13.2 million of NOL carryforwards in Israel related to its acquisition of ChipX. The losses in that jurisdiction can be carried forward indefinitely.

Any interest and penalties incurred on the settlement of outstanding tax positions would be recorded as a component of income tax expense. The Company recorded $47,000 and $14,000 of interest and penalty expenses during the years ended December 31, 2016 and 2015, respectively.

The Company’s unrecognized tax benefits as of December 31, 2016 relate to various domestic and foreign jurisdictions.  As of December 31, 2016, the Company had total gross unrecognized tax benefits of $8.5 million, which if recognized would affect the effective interest rate. As of December 31, 2016 and 2015, the amount of long-term income taxes payable for unrecognized tax benefits, including accrued interest, was $977,000 and $434,000, respectively.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows (in thousands):

Total
Balance as of December 31, 2014	$3,004
Increases related to current year tax positions	181
Increases related to prior year tax positions	—
Decreases related to prior year tax positions	(94)
Balance as of December 31, 2015	3,091
Increases related to current year tax positions	574
Increases related to prior year tax positions-acquisition	4,809
Increases related to prior year tax positions	—
Decreases related to prior year tax positions	—
Balance as of December 31, 2016	$8,474

The Company files tax returns in the U.S. federal, U.S. state and foreign tax jurisdictions.  The Company’s major tax jurisdictions are the U.S., California, Switzerland, Korea, Japan, Canada, China and Israel. The Company’s fiscal years through 2016 remain subject to examination by the tax authorities for U.S. federal, U.S. state and foreign tax purpose.

NOTE 12-NET INCOME PER SHARE

The computations for basic and diluted net income per share are as follows (in thousands, except per share data):

	Years Ended December 31,
	2016	2015
Net income	$2,233	$1,249

Weighted-average common shares used in basic net income per share	58,713	36,624
Effect of dilutive securities:
Stock options	1,631	876
RSUs	1,063	612
Warrants	5	2
Weighted-average common shares used in diluted net income per share	61,412	38,114

Net income per share - basic	$0.04	$0.03
Net income per share - diluted	$0.04	$0.03

The following table summarizes total securities outstanding which were not included in the calculation of diluted net income per share because to do so would have been anti-dilutive:

	December 31,
	2016	2015
Stock options and RSUs	6,279,602	3,986,961
Common stock warrants	125,000	156,573
Total	6,404,602	4,143,534

NOTE 13-SEGMENT AND GEOGRAPHIC INFORMATION

The Company’s chief operating decision maker is its Chief Executive Officer. The chief operating decision maker reviews financial information presented on a consolidated basis for purposes of allocating resources and evaluating financial performance. Accordingly, the Company has determined that it operates as a single operating and reportable segment.

The following table summarizes revenue by geographic region (in thousands, except percentages):

	Years Ended December 31,
	2016		2015
North America	$28,577	49%	$13,468	33%
Asia	15,428	26%	14,125	35%
Europe	14,738	25%	12,143	30%
Rest of World	—	—%	658	2%
Total	$58,743	100%	$40,394	100%
The Company determines geographic location of its revenue based upon the destination of shipments of its products.

The following table summarizes long-lived assets by geography (in thousands, except percentages):

	December 31,
	2016		2015
Americas	$3,299	86%	$2,680	85%
Europe	422	11%	435	14%
Asia	119	3%	18	1%
Total	$3,840	100%	$3,133	100%
Long-lived assets, comprised of property and equipment, net are reported based on the location of the assets at each balance sheet date.

NOTE 14-SUBSEQUENT EVENTS

On February 13, 2017, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Integrated Device Technology, Inc. (“IDT”) and IDT’s wholly-owned subsidiary Glider Merger Sub, Inc. (the “Purchaser”), Pursuant to the terms of the Merger Agreement, Purchaser made a tender offer to acquire all of the outstanding shares of the Company’s common and associated purchase rights for the Company’s Series A Junior Preferred Stock (collectively the “Shares”) on March 7, 2017 (the “Offer”). The Offer is scheduled to expire one minute following 11:59 P.M. (12:00 midnight) New York Time, on Monday April 3, 2017, unless the Offer is extended or terminated.

The Merger Agreement provides that, among other things, subject to the satisfaction or waiver of certain conditions, following completion of the Offer, and in accordance with the Delaware General Corporation Law, as amended (the “DGCL”), Purchaser will be merged with and into the Company (the “Merger”) (collectively, the Offer, the Merger, and the transactions contemplated by the Merger Agreement constitute the “Transaction”). Following the consummation of the Merger, the Company will continue as the surviving corporation and as a wholly-owned subsidiary of IDT. The Merger will be governed by Section 251(h) of the DGCL which provides that, as soon as practicable following consummation of a successful tender offer for the outstanding voting stock of a corporation whose shares are listed on a national securities exchange, and subject to certain statutory provisions, if the acquiror holds at least the amount of shares of each class or series of stock of the acquired corporation that would otherwise be required to adopt a merger agreement providing for the merger of the acquired corporation, and each outstanding share of each class or series of stock of the acquired corporation subject to, but not tendered in, the tender offer is subsequently converted by virtue of such a merger into, or into the right to receive, the same amount and kind of consideration for their stock in the merger as was payable in the tender offer, the acquiror can effect such a merger without any vote of the stockholders of the acquired corporation. Accordingly, if Purchaser consummates the Offer, the Merger Agreement contemplates that the parties thereto will affect the closing of the Merger without a vote of the stockholders of GigPeak in accordance with Section 251(h) of the DGCL.

The obligation of Purchaser to purchase the Shares validly tendered pursuant to the Offer and not validly withdrawn prior to the expiration of the Offer is subject to the satisfaction or waiver of a number of conditions set forth in the Merger Agreement, including (i) that there will have been validly tendered and not validly withdrawn a number of Shares that, when added to the Shares then owned by IDT and its wholly-owned direct or indirect subsidiaries, represents at least a majority of the Shares then outstanding (on a fully-diluted basis) and no less than a majority of the voting power of the shares of capital stock of GigPeak then outstanding (on a fully-diluted basis) and entitled to vote upon the adoption of the Merger Agreement and the approval of the Merger, excluding from the number of tendered Shares, but not from the number of outstanding Shares, Shares tendered pursuant to guaranteed delivery procedures, to the extent such procedures are permitted by Purchaser, that have not yet been delivered in settlement of such guarantee, (ii) the expiration or termination of any applicable waiting period (and any extension thereof) and the receipt of any approval or clearance applicable to the Offer or consummation of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (iii) the accuracy of the representations and warranties and compliance with covenants contained in the Merger Agreement, subject to certain materiality standards,

(iv) the absence of any law, order, injunction or decree by any government, court or other governmental entity that would make illegal or otherwise prohibit the Offer or the Merger, (v) there not having been a material adverse effect with respect to GigPeak, and (vi) other customary conditions.

In connection with the Merger Agreement, the members of the Board of Directors of the Company entered into a Tender and Support Agreement (the “Tender and Support Agreement”) with the Purchaser pursuant to which the members of the Board of Directors have agreed to tender their shares of the Company’s common stock in the Offer and to support the Merger and the other transactions contemplated by the Merger Agreement.

Upon the occurrence of certain termination events, the Company may be required to pay IDT a breakup fee and/or expense reimbursement.

In connection with the Company’s entry into the Merger Agreement, the Company entered into Amendment No. 1 to the Rights Agreement, dated February 10, 2017 (the “Rights Amendment”), amending the Amended Rights Agreement. The effect of the Rights Amendment is to permit the Offer, the Merger and the other transactions contemplated by the Merger Agreement. The Rights Amendment provides that: (i) neither IDT nor the Purchaser nor any of their respective affiliates shall be deemed to be an Acquiring Person (as such term is defined in the Amended Rights Agreement), (ii) neither a Distribution Date nor a Stock Acquisition Date (as each such term is defined in the Amended Rights Agreement) shall be deemed to have occurred, and the Rights (as such term is defined in the Amended Rights Agreement) will not detach from the shares of common stock or become non-redeemable, as a result of the execution, delivery or performance of the Merger Agreement, the Offer and/or the Merger, including the acquisition of shares of common stock pursuant thereto, the Tender and Support Agreements entered into in conjunction with the Merger Agreement or any other transaction contemplated by the Merger Agreement and (iii) the Rights (as such term is defined in the Amended Rights Agreement) and the Amended Rights Agreement shall expire and terminate immediately prior to the acceptance time for the Offer.